EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of Incorporation
Name	or Organization

Advanced Energy Industries GmbH	Germany
Advanced Energy Industries, Inc., Shanghai	China
Advanced Energy Industries Korea, Inc.	South Korea
Advanced Energy Industries (Shenzhen) Co., Ltd. (manufacturing)	China
Advanced Energy Industries U.K. Limited	United Kingdom
Advanced Energy Japan K.K.	Japan
Advanced Energy N.K.	Japan
Advanced Energy Taiwan, Ltd.	Taiwan
AEI International Holdings CV	Netherlands
AEI US Subsidiary, Inc.	Delaware
Aera Corporation	Texas
Aera U.K. Ltd.	United Kingdom
Sekidenko, Inc.	Washington